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                                                                   EXHIBIT 10.24

February 7, 2000


Mr. Paul H. Bristow
4134 Three Lakes Dr.,
Long Grove, Illinois 60047

Dear Paul:

It is my pleasure to formally offer you the position of Executive Vice President and Chief Financial Officer of the new eFunds Corporation. This offer is effective March 1, 2000, or sooner if mutually agreed to. You will be responsible for all financial and accounting operations globally of this company, and will report directly to me. In addition, you will join Debra Janssen and Nikhil Sinha as members of the Executive Leadership Team (ELT) assisting me with overall corporate direction and management.

The following confirms our discussions regarding your job offer:

Start date:  3/1/00, or sooner, as negotiated.

Base salary: $300,000 annually, payable monthly. This figure will next be reviewed for possible adjustment of January 1, 2001.

Target bonus: Your target bonus will be 50% of base salary, or $150,000 annually. In addition, this figure can range from 0% to 100% of base salary (or $0 to $300,000), depending upon the company's performance against board-approved annual operating plan measures. In all probability, your measures will be identical to my own.

Stock option grant: Competitive market studies conducted by compensation consultants suggest that your position should receive annual stock option grants with value (as determined by the Black-Shoals method) equal to 150% of your base salary. In addition, the Deluxe Board of Directors has determined that senior officers of the new eFunds will be granted "double options" in this formative year i.e. options valued at 300% of your base salary. The exact number of shares won't be finalized for another weeks, but we intend to grant you a number of options at the IPO strike price (which will vest in thirds, on the first, second and third anniversary of the IPO) with approximate value of $900,000. The next occasion for another option grant is expected to be on or about January 1, 2002.

Automobile allowance: You will receive a monthly automobile allowance of $1,100. This fee, which is intended to cover auto lease or purchase payments, gas and maintenance expense, and insurance, and may be used in any way you choose. Purchase of an automobile is not required, and there are no restrictions on the type of automobile you may lease or purchase.
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Severance: Should your employment be terminated for reasons other than willful misconduct, gross negligence or unlawful actions toward the Company or toward others involved with the Company's business (in other words, should you be terminated because your job performance is judged inadequate, your job is eliminated or any other similar reason), you will receive a severance package consisting of one year's base salary, plus a second year of "income continuation". Income continuation means, that, if you are unemployed at the end of the first year following termination from eFunds, or employed at a salary level which is less than your eFunds base salary at the time of your termination, eFunds would continue to pay your base salary (or the difference between your eFunds base salary and whatever new salary your are earning) for up to one additional year, or if earlier, until such time as your new salary equals or exceeds your former eFunds salary.

Change of Control: Although the new eFunds Board of Directors has not yet been constituted and therefor cannot formally approve a change of control agreement, I will be proposing that the new company approve a Change of Control Agreement essentially identical to the one now in place for the Deluxe Corporation (copy attached), and that it cover you as Chief Financial Officer along with a small number of other senior executives, including myself.

Medical/Dental insurance: You are eligible for medical and dental insurance for you and your family on the first of the month following the date of hire.

Group Home & Group Auto: You are eligible for the Company's group home & auto insurance program on the first of the month following the date of hire.

Life insurance: You will be eligible for 1 times pay at Company cost, but you may purchase an additional 6 times pay up to $1,000,000 through the Company's life insurance plan. You may also purchase Dependant life insurance for your spouse and children, up to $100,000 for your spouse and up to $25,000 for each child under the age of 19 or age 23 if the child is a full-time student.

Retirement: You will receive full eligibility at the start of any quarter after completing twelve months' employment with Deluxe. While the new eFunds retirement plan has not been finalized, it is expected to include a Defined Contribution Pension element of 4% of base salary, a variable "profit sharing" component targeted at 3%, and a 401k plan in which the company will match your contributions up to 3% of eligible wages. You will be eligible to contribute to the Deluxe Corporation 401(k) on the first of the month following date of hire, and you will be eligible for a company match at the start of any quarter after 12 months of service with eFunds.

Vacation: Upon joining Deluxe, you are eligible for 5 weeks of annual vacation. We do not buy back unused vacation.

Long term disability: You become eligible for LTD on the first of the month following date of hire, equal to replacement of 60% of your base salary and target bonus. Plan eligibility is subject to any pre-existing consition as detailed in the plan document. You may opt to purchase more or less insurance based on your specific needs.
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Physical exam: The Company pays for annual full physical exams for all executives over the age of 45.

Relocation: As discussed, relocation to Milwaukee is at your option at this time. Should we later decide upon a long-term headquarters location there or elsewhere in the U.S., a full company-paid relocation package will be at your disposal. Whenever you'd like to see the details of such a plan, I'll have one of our HR staff explain it in detail.

Drug screening: eFunds requires all new employees to undergo a drug screening examination at your earliest convenience, with the results to be forwarded to us. Official employment with Deluxe is subject to successful completion of this test. Ron Dockery will provide details regarding the specific test results we must see.

Paul, I hope these points resolve any questions or issues for you. If so, please sign one copy and return it to me at your convenience in the enclosed envelope. Again, welcome to eFunds Corporation and to the great future which you and your family will help us create.

Best regards,

/s/ J. A. Blanchard III

Chairman and Chief Executive Officer



Accepted          /s/ P. H. Bristow                  Date  7 Feb/00
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